Exhibit 99.1

FOR IMMEDIATE RELEASE
April 5, 2013
For Further Information, Contact: Peter A. Reynolds Principal Financial Officer and Chief Accounting Officer 949-639-2000

26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000

APRIA HEALTHCARE GROUP INC. COMPLETES LONG-TERM DEBT REFINANCING

LAKE FOREST, CALIFORNIA (Apr. 5, 2013) — Apria Healthcare Group Inc. (the “Company”) today announced that it has entered into a credit agreement (the “Credit Agreement”) providing for a term loan credit facility in an aggregate principal amount of $900.0 million. In addition, the Company issued notices of redemption with respect to $700.0 million aggregate principal amount of the Company’s outstanding 11.25% Senior Secured Notes due 2014 (Series A-1) (the “Series A-1 Notes”) and $160.0 million aggregate principal amount of the Company’s outstanding 12.375% Senior Secured Notes due 2014 (Series A-2) (the “Series A-2 Notes”). All outstanding Series A-1 Notes and $160.0 million aggregate principal amount of Series A-2 Notes will be redeemed on May 6, 2013.

The Company used the proceeds from the borrowings under the Credit Agreement to: (i) deposit with the trustee funds for the redemption of the Series A-1 Notes and to satisfy and discharge the Company’s obligations with respect to the Series A-1 Notes in accordance with the terms of the indenture governing the Series A-1 Notes; (ii) deposit with the trustee funds for the redemption of $160.0 million aggregate principal amount of the Series A-2 Notes and (iii) pay fees and expenses in connection with the refinancing transaction described above.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Company would announce the commencement of any registered debt offering in a separate press release.

Apria provides home respiratory therapy, home infusion therapy and home medical equipment services through approximately 530 locations in the United States. With over $2.4 billion in annual revenues, it is one of the nation’s leading home healthcare companies. For more information, visit www.apria.com or www.coramhc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION

REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in Apria’s reports and other documents filed with the Securities and Exchange Commission from time to time. The forward-looking statements speak only as of the date made, and Apria undertakes no obligation to update these forward-looking statements.